UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2017

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2017, the Board of Directors (the “Board”) of BSQUARE Corporation (the “Company”), upon recommendation of the Compensation Committee of the Board in consultation with the Company’s compensation consultant, approved certain amendments to the Employment Letter Agreement dated February 21, 2014 between the Company and Scott B. Caldwell, the Company’s Vice President, Worldwide Sales. Among other things, Mr. Caldwell’s annual base salary was increased from $135,000 to $250,000; his annual target bonus was reduced from 140% to 60% of his base salary; he will be entitled to receive six months of base salary and be eligible for continued COBRA coverage at the Company’s expense for a period of six months (rather than three months in each case as currently provided in his Employment Letter Agreement) upon a termination of his employment when neither “cause” nor “long-term disability” exists (as such terms are defined in his Employment Letter Agreement); he will be entitled to an additional payment equal to 66% of his target bonus upon a termination of his employment when neither “cause” nor “long-term disability” exists or he resigns for “good reason” within 9 months following a “Change of Control” (as such terms are defined in his Employment Letter Agreement); and he will no longer be entitled to receive a tax “gross up” payment in the event that payments under his Employment Letter Agreement would subject him to the IRS parachute excise tax. The aforementioned amendments are effective as of January 1, 2017.

In addition, on February 23, 2017, the Board, upon recommendation of the Compensation Committee in consultation with the Company’s compensation consultant, approved an increase in the annual base salary for Jerry D. Chase, the Company’s President and Chief Executive Officer, from $365,000 to $375,000, effective as of January 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: February 24, 2017	By:	/s/ Peter J. Biere
Peter J. Biere
Chief Financial Officer, Secretary and Treasurer